Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
East West Bancorp, Inc.:
We consent to the incorporation by reference in the registration statements (No. 333-128828, 333-46718, 333-54538, 333-113478, 333-118677, and 333-96193) on Form S-3 and (No. 333-85330, 333-91554, 333-105292, 333-88527, 333-88529 and 333-56468) on Form S-8 of East West Bancorp, Inc. of our report dated February 27, 2017, with respect to the Consolidated Balance Sheets of East West Bancorp, Inc. and subsidiaries as of December 31, 2016 and 2015 and the related Consolidated Statements of Income, Comprehensive Income, Changes in Stockholders’ Equity and Cash Flows for each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in the December 31, 2016 annual report on the Form 10-K of East West Bancorp, Inc.

/s/ KPMG LLP
Los Angeles, California
February 27, 2017